Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-108247

Prospectus Supplement No. 2
(To Prospectus Dated October 10, 2003)

ADC TELECOMMUNICATIONS, INC.

1.00% Convertible Subordinated Notes Due 2008
Floating Rate Convertible Subordinated Notes Due 2013
Common Stock Issuable Upon Conversion of the Notes

        This prospectus supplement relates to the resale by selling securityholders of their convertible notes and the shares of common stock issuable upon the conversion of the convertible notes.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 10, 2003 and any other amendments or supplements thereto. The terms of the convertible notes are set forth in the prospectus.

        The table below sets forth additional information concerning beneficial ownership of the convertible notes and supplements and amends the table appearing under the heading "Selling Securityholders" beginning on page 44 of the prospectus. To the extent that a selling security is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus.

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to this Offering (In Thousands)(1)	Principal Amount at Maturity of Notes Beneficially Owned that May Be Sold (In Thousands)(1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(2)(3)
Advent Convertible Master (Cayman) LP (ACM)	12,561	12,561	3,130,077	3,130,077
Alpha U.S. Sub Fund 4 LLC (ACM)	497	497	123,847	123,847
Banc of America Securities LLC	6,250	6,250	1,557,438	1,557,438
BNP Paribas Equity Strategies SNC	4,876	4,876	1,367,799	1,215,051
BP Amoco PLC Master Trust	394	394	98,181	98,181
Context Convertible Arbitrage Offshore, LTD	2,475	2,475	616,746	616,746
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	5,402	5,402	1,346,125	1,346,125
Geode U.S. Convertible Arbitrage Fund	3,000	3,000	747,570	747,570
HFR Arbitrage Fund (ACM)	682	682	169,948	169,948
Hotel Union & Hotel Industry of Hawaii Pension Plan	143	143	35,634	35,634
Institutional Benchmarks Master Fund Ltd.	853	853	212,559	212,559
Jefferies & Company, Inc.	3	3	748	748
Lyxor (ACM)	1,345	1,345	335,161	335,161
Lyxor/Convertible Arbitrage Fund Limited	324	324	80,738	80,738
McMahan Securities Co. L.P.	500	500	124,595	124,595
Singlehedge U.S. Convertible Arbitrage Fund	1,081	1,081	269,374	269,374
Sphinx Convertible Arb Fund SPC	148	148	36,880	36,880
SSI Blended Market Neutral L.P.	211	211	52,579	52,579
SSI Hedged Convertible Market Neutral L.P.	235	235	58,560	58,560
Sturgeon Limited	604	604	150,511	150,511
Tag Associates (ACM)	104	104	25,916	25,916
Viacom Inc. Pension Plan Master Trust	13	13	3,239	3,239
Victory Convertible Fund	500	500	124,595	124,595

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
We prepared this table based on the information supplied to us on or before April 5, 2004 by the selling securityholders named in this table. Except as otherwise indicated, the number of shares owned represents less than 1% of our outstanding shares as of March 31, 2004. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling securityholder.

(3)
Assumes conversion of all the holder's notes at a conversion price of approximately $4.013 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion of Notes" in the prospectus. As a result, the amount of common stock issuable upon conversion of the convertible notes may increase or decrease in the future.

        Investing in the convertible notes involves risks that are described in the "Risk Factors" section beginning on page 4 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is April 5, 2004